INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Fortune Rise Acquisition Corporation on Form S-4 (“Registration Statement”) of our report dated October 11, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of Water on Demand, Inc. (formerly Progressive Water Treatment, Inc.) for the years ended December 31, 2022 and 2021, and the related consolidated statements of operation, stockholders’ equity/deficit, and cash flows for each of the years in the two-year period ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We further consent to the inclusion in the Registration Statement our report dated June 13, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of Water on Demand, Inc. for the period from inception on August 22, 2022 to December 31, 2022 and the related consolidated statements of operation, stockholders’ deficit, and cash flows for the period ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC

The Woodlands, TX

February 14, 2024